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                                                                      EXHIBIT 13







WESTERN BANCORP 401(k) PLAN
FINANCIAL STATEMENTS AND SUPPLEMENTAL SCHEDULE
DECEMBER 31, 2000 AND 1999











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WESTERN BANCORP 401(k) PLAN
INDEX TO FINANCIAL STATEMENTS AND SUPPLEMENTAL SCHEDULE
--------------------------------------------------------------------------------

                                                                                                           PAGE(S)
                                                                                                           -------
Report of Independent Accountants                                                                             1

Financial Statements:

   Statements of Net Assets Available for Plan Benefits at December 31, 2000 and 1999                         2

   Statements of Changes in Net Assets Available for Plan Benefits for the years ended
       December 31, 2000 and 1999                                                                             3

Notes to Financial Statements                                                                                4-7

Supplemental Schedule:

   Schedule of Assets Held for Investment Purposes at December 31, 2000                                       8


All other schedules are omitted because they are not required or are not applicable based on disclosure requirements of the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974.

                        REPORT OF INDEPENDENT ACCOUNTANTS


To the Benefits Administration Committee of
U.S. Bancorp:

In our opinion, the accompanying statements of net assets available for benefits and the related statements of changes in net assets available for benefits present fairly, in all material respects, the net assets available for benefits of the Western Bancorp 401(k) Savings Plan (the "Plan") at December 31, 2000, and the changes in net assets available for benefits for the year then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Plan's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion. The financial statements of the Plan at December 31, 1999 and for the year then ended were audited by other independent accountants whose report dated July 10, 2000 expressed an unqualified opinion on those statements.

Our audit was conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of Assets Held for Investment Purposes is presented for the purpose of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental schedule is the responsibility of the Plan's management. The supplemental schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.


/s/ PricewaterhouseCoopers LLP


PricewaterhouseCoopers LLP
Minneapolis, Minnesota
June 22, 2001



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WESTERN BANCORP 401(k) PLAN
STATEMENTS OF NET ASSETS AVAILABLE FOR PLAN BENEFITS
AT DECEMBER 31, 2000 AND 1999
--------------------------------------------------------------------------------

                                                                                      2000                 1999
                                                                                   -----------         -----------
Cash                                                                               $        (8)        $        --

Investments:
    Participant loans                                                                  430,115             516,855
    Mutual funds:
      First American Prime Obligation Fund                                           3,239,283           2,956,410
      First American Fixed Income Fund                                                 561,555             685,897
      First American Large Cap Value Fund                                            1,324,735           1,686,738
      First American Mid Cap Value Fund                                              1,072,788             877,882
      Janus Mercury Fund                                                             2,269,776           3,824,624
      Janus Worldwide Fund                                                           1,124,788           1,721,860
    U.S. Bancorp Common Stock (Note 1)                                               3,117,022           2,567,446
                                                                                   -----------         -----------

      Total investments                                                             13,140,062          14,837,712

Receivables:
    Participant contribution receivable                                                     --              51,869
    Employer matching contribution receivable                                               --             690,626
                                                                                   -----------         -----------

      Total receivables                                                                     --             742,495
                                                                                   -----------         -----------

Net assets available for Plan benefits                                             $13,140,054         $15,580,207
                                                                                   ===========         ===========




    The accompanying notes are an integral part of the financial statements.

WESTERN BANCORP 401(k) PLAN
STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR PLAN BENEFITS
FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999
--------------------------------------------------------------------------------


                                                                                      2000                 1999
                                                                                   -----------         -----------
Additions:
    Investment income:

      Net (depreciation) appreciation in fair value of investments                 $  (673,486)        $ 2,068,063
      Interest and dividends                                                           800,322             694,102
                                                                                   -----------         -----------

      Net investment income                                                            126,836           2,762,165
                                                                                   -----------         -----------

    Participant contributions                                                              441           2,725,656
    Employer matching contributions                                                         --             690,276
                                                                                   -----------         -----------

      Total contributions                                                                  441           3,415,932
                                                                                   -----------         -----------

    Transfers from predecessor plans (Note 1)                                               --           1,474,202
                                                                                   -----------         -----------

      Total additions                                                                  127,277           7,652,299
                                                                                   -----------         -----------

Deductions:
    Benefits paid to participants                                                    2,567,430           2,185,118
                                                                                   -----------         -----------

      Total deductions                                                               2,567,430           2,185,118
                                                                                   -----------         -----------

Net (decrease) increase in Plan assets                                              (2,440,153)          5,467,181

Net assets available for benefits at beginning of year                              15,580,207          10,113,026
                                                                                   -----------         -----------

Net assets available for benefits end of year                                      $13,140,054         $15,580,207
                                                                                   ===========         ===========




    The accompanying notes are an integral part of the financial statements.



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WESTERN BANCORP 401(k) PLAN
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2000
--------------------------------------------------------------------------------


1.     DESCRIPTION OF THE PLAN

       The following description of the Plan is provided for general information purposes only. Participants should refer to the Plan agreement for a more complete description of the Plan's provisions.

       Western Bank, Southern California Bank, National Bank of Southern California and Santa Monica Bank were acquired by Western Bancorp. The Western Bancorp 401(k) Plan (the "Plan") was created effective December 31, 1997 to consolidate the benefit assets of these acquired banks into one benefit plan. Western Bancorp's Board of Directors approved the merger of the Western Bank 401(k) Profit Sharing Plan, Southern California Bank Employee Retirement Plan and National Bank of Southern California 401(k) Plan into the Plan effective December 31, 1997.

       MERGERS

       On October 23, 1998, Bank of Los Angeles (BKLA) was acquired by Western Bancorp. Assets from the BKLA Profit Sharing and 401(k) Plan were transferred into the Plan in March 1999. On December 30, 1998, PNB Financial Group, Inc. (PNB) was acquired by Western Bancorp. Participants in PNB'S 401(k) Profit Sharing Plan started contributing to the Plan on February 1, 1999. No assets from the PNB 401(k) Profit Sharing Plan were transferred to the Plan in 1999 and 2000.

       Effective November 15, 1999, Western Bancorp was acquired by U.S. Bancorp (the "Company"). U.S. Bancorp as successor to Western Bancorp became the plan sponsor of and the employer (the "Employer") as defined under the Plan. The Plan was frozen on December 31, 1999 and no further contributions were made to the Plan. The participants' balances will be merged into the U.S. Bancorp 401(k) Savings Plan when a favorable determination from the Internal Revenue Service is received.

       On February 27, 2001, Firstar Corporation (Firstar) completed its merger with the Company through a tax-free exchange of shares. Under the terms of the merger agreement, Firstar shareholders received one share, and Company shareholders received 1.265 shares, of common stock of the combined company for each share of Firstar or Company common stock, respectively.

       GENERAL

       The Plan, as amended, was established on December 31, 1997, and is a defined contribution plan covering all employees of the former Western Bancorp. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA).

       TERMINATION

       The Employer may at any time discontinue contributions under the Plan, terminate the Plan, or merge it or consolidate it with another plan. On December 31, 1999, such discontinuance occurred and participants became 100% vested. Pursuant to the acquisition by U.S. Bancorp, all contributions for plan year 2000 were made to the U.S. Bancorp 401(k) Savings Plan starting January 1, 2000. Upon the receipt of a favorable determination letter from the Internal Revenue Service, all the plan assets will be merged into the U.S. Bancorp 401(k) Savings Plan.

WESTERN BANCORP 401(k) PLAN
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2000
--------------------------------------------------------------------------------


       CONTRIBUTIONS

       Participants were entitled to contribute in 1999, on a tax-deferred-salary-reduction basis, from 1% to 20% of their annual compensation (limited to $10,000 in 1999). Discretionary matching contributions may be made at the option of the Board of Directors. For the 1999 plan year, the Employer matched 50% of the first 6% of participant contributions for those participants employed on the last day of the plan year. In addition to the discretionary matching contributions, the Employer may make discretionary profit sharing contributions. The Employer made no discretionary profit sharing contributions in 2000 or 1999.

       PARTICIPANT ACCOUNTS

       Each participant's account is credited with the participant's contribution, the Employer's discretionary matching and profit sharing contributions, if any, and allocation of plan earnings. The benefit to which a participant is entitled is the benefit that can be provided from the participant's account.

       Participants currently direct the investments of their accounts among the following investment options:

       o First American Prime Obligation Fund - This fund is invested in very short-term debt issued by the U.S. government, banks and corporations.

       o First American Fixed Income Fund - This fund is invested in high quality investment grade debt securities including government, corporate, mortgage-backed and asset-backed securities.

       o First American Large Cap Value Fund - This fund is invested in a broadly diversified portfolio of equities of companies with market capitalization of at least $500 million.

       o First American Mid Cap Value Fund - This fund is invested in securities believed to be undervalued and/or temporarily unpopular, which offer the potential for capital appreciation because of factors such as changes in the company or industry in which the company operates, changes in management or management goals, or possible mergers or acquisitions.

       o Janus Mercury Fund - This fund is invested primarily in common stocks of companies of any size, which may include larger well-established issuers and smaller emerging growth companies.

       o Janus Worldwide Fund - This fund is invested in companies on a worldwide basis, regardless of country of organization or place of principal business activity.

       o Western Bancorp/U.S. Bancorp Stock Fund - This fund is invested primarily in stock of Western Bancorp. At least 80% of the fund is typically invested in stock with the remaining approximately 20% in a cash equivalent investment vehicle. Pursuant to the acquisition by U.S. Bancorp, all Western Bancorp common stock in the fund was converted into U.S. Bancorp common stock per the acquisition agreement.

WESTERN BANCORP 401(k) PLAN
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2000
--------------------------------------------------------------------------------


       PARTICIPANT LOANS

       Participants may receive loans from their accounts up to a maximum of the lesser of (a) 50% of the individual participant's vested account balance or (b) $50,000 reduced by the highest outstanding loan balance during the 12 months prior to the date of the new loan. The minimum loan amount is set at $500.

       FORFEITURES

       Upon termination of a participant's employment, the nonvested portions of Employer discretionary matching and profit sharing contributions (if any) and earnings thereon are forfeited. Such forfeitures were first used to reduce Plan expenses until December 31, 1999. Any excess was used to reduce future Employer discretionary or profit sharing contributions.

       PAYMENT OF BENEFITS

       On termination of service due to death, disability or retirement, the entire balance in a participant's deferral account and the vested balance in the Employer discretionary matching and profit sharing contributions may be distributed to the participant, rolled over into another qualified plan or left in the Plan.

       In-service distributions are allowed upon experiencing a financial hardship, as defined by the Internal Revenue Code. Such withdrawals are subject to applicable excise and income taxes, and may only be made with the approval of the Plan Administrator.


2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

       BASIS OF ACCOUNTING

       The financial statements of the Plan have been prepared on the accrual basis of accounting.

       LOANS

       Loans are valued at their outstanding balance amount, which approximates fair market value.

       INVESTMENTS

       Investments held in money market accounts are stated at cost, which approximates fair value. Investments in mutual funds and common stock are stated at fair value as determined by quoted market prices.

       Investment transactions are recognized and recorded on the trade date. Interest income is recorded as earned and dividend income is recorded on the ex-dividend date.

       Net appreciation (depreciation) in the fair value of investments includes both realized and unrealized gains and losses in addition to dividends paid on investments in mutual funds which are reinvested in the form of additional mutual fund shares.

       USE OF ESTIMATES

       Management has made certain estimates and assumptions relating to the reporting of assets and liabilities, the changes therein and the disclosure of contingent assets and liabilities to prepare these financial statements in accordance with accounting principles generally accepted in the United States of America. Actual results could differ from these estimates.

WESTERN BANCORP 401(k) PLAN
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2000
--------------------------------------------------------------------------------


       RISKS AND UNCERTAINTIES

       The Plan's investments are exposed to various risks, such as interest rate, market, and credit risks. Due to the level of risk associated with certain investments and the level of uncertainty related to changes in the values of investments, it is at least reasonably possible that changes in risks in the near term would materially affect the amounts reported in the statements of net assets available for benefits and the statements of changes in net assets available for benefits.


3.     TRANSACTIONS WITH PARTIES-IN-INTEREST

       On December 31, 2000, the Plan owned 244,890 units of the U.S. Bancorp common stock fund.

       For the year ended December 31, 2000, the Plan distributed units of the U.S. Bancorp common stock fund to participants as follows:


                                                                       2000
                                                                    -----------
Distributions:
    Number of units                                                     83,321
    Cost of units                                                    $ 756,517

       Fees paid for trust services rendered by parties-in-interest were based on customary and reasonable rates for such services.

       Other expenses incurred represent professional fees paid to the Plan's benefit consultants and actuaries and the costs of printing enrollment forms, summary plan descriptions and other miscellaneous items. These expenses were paid directly by the Plan for the years ended December 31, 2000 and 1999.

       The Plan also participates in the First American Investments Funds, Inc., which are managed by U.S. Bancorp.


4.     INCOME TAXES

       The plan sponsor has submitted a request for a determination letter on the qualified status of the Plan, but has not received a response from the Internal Revenue Service. The plan sponsor believes that the plan meets the applicable requirements of the Internal Revenue Code.

                              SUPPLEMENTAL SCHEDULE

WESTERN BANCORP 401(k) PLAN
SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES
AT DECEMBER 31, 2000
--------------------------------------------------------------------------------


                                                   DESCRIPTION OF INVESTMENT
                                                  Including the Maturity Date,
           Identity of Issue, Borrower,          Rate of Interest, Collateral,                        Current
             Lessor or Similar Party                 Par or Maturity Value            Cost**           Value
       -------------------------------------  -------------------------------------  ----------   -----------------
 *     First American Investment
           Funds, Inc.                        Prime Obligations Fund                                   $ 3,239,283

 *     First American Investment
           Funds, Inc.                        Fixed Income Fund                                            561,555

 *     First American Investment
           Funds, Inc.                        Large Cap Value Fund                                       1,324,735

 *     First American Investment
           Funds, Inc.                        Mid Cap Value Fund                                         1,072,788

       Janus Mutual Funds                     Mercury Fund                                               2,269,776

       Janus Mutual Funds                     Worldwide Fund                                             1,124,788

 *     U.S. Bancorp Common Stock              Common stock                                               3,117,022

 *     Participant Loans                      Interest rates ranges from
                                                   7.75% to 11.25%                                         430,115
                                                                                                       -----------

                                                                                                       $13,140,062
                                                                                                       ===========


 *     Denotes party-in-interest to the Plan.

 ** Historical cost information is omitted as it is no longer required for participant-directed investments under the instructions for Form 5500.




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